Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the LTX-Credence Corporation 2010 Stock Plan of LTX-Credence Corporation of our report dated October 14, 2009, except for the effect of the one-for-three reverse stock split disclosed in Note 1, as to which the date is October 14, 2010, with respect to the consolidated financial statements and schedule of LTX-Credence Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 3, 2011